Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of the closings of the Acquisition and Offering, is between Rosetta Resources Inc., a Delaware corporation (“Employer”), and B. A. Berilgen (“Executive”).

WHEREAS, Executive has been employed as President of Calpine Natural Gas L.P. and served as Executive Vice President of Calpine Corporation (“Calpine”); and

WHEREAS, Employer was formed as an indirect wholly owned subsidiary of Calpine, and is an independent oil and gas company engaged in the acquisition, exploration, development and production of oil and gas properties in North America; and

WHEREAS, pursuant to a Purchase and Sale Agreement with Calpine and other parties, Employer will purchase all of the equity of the companies that comprise all of Calpine’s domestic oil and gas exploration and production business (the “Acquisition”); and

WHEREAS, Calpine has offered the common stock of Employer under an offering memorandum pursuant to Rule 144A and Section 4(2) of the Securities Act of 1933, as amended, in connection with the funding of the Acquisition (the “Offering”), and upon the closing of the Offering, Employer will no longer be controlled by Calpine; and

WHEREAS, contingent on and effective as of the closings of the Acquisition and Offering (the “Effective Date”), Executive accepts employment with Employer on the terms and conditions set out in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b) “Annual Period” means the time period of each year beginning on the first day of the Employment Term and ending on the day before the anniversary of that date.

(c) “Board” means the Board of Directors of Employer.

(d) “Cause” means a finding by the Board of acts or omissions constituting, in the Board’s reasonable judgment, (i) a breach of duty by Executive in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to Employer or its Affiliates, or moral turpitude constituting criminal felony; (ii) conduct by Executive that is materially detrimental to Employer, monetarily or otherwise, or reflects unfavorably on Employer or Executive to such an extent that Employer’s best interests reasonably require the termination of Executive’s employment; (iii) acts or omissions of Executive materially in violation of his obligations under this Agreement or at law; (iv) Executive’s failure to comply with or enforce Employer’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (v) Executive’s repeated insubordination; (vi) Executive’s failure to comply with or enforce, in any material respect, all other personnel policies of Employer or its Affiliates; (vii) Executive’s failure to devote his full working time and best efforts to the performance of his responsibilities to Employer or its Affiliates; or (viii) Executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.

(e) “Corporate Change” means (i) the dissolution or liquidation of Employer; (ii) a reorganization, merger or consolidation of Employer with one or more corporations (other than a merger or consolidation effecting a reincorporation of Employer in another state or any other merger or consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of Employer and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (iii) the sale of all or substantially all of the assets of Employer or an affiliate as defined in the Employer’s long-term incentive plan; or (iv) the occurrence of a Change in Control. A “Change in Control” shall be deemed to have occurred if (x) individuals who were directors of Employer immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Board of Directors of Employer (or of the Board of Directors of any successor to Employer or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of Employer immediately prior to such Control Transaction or (y) any entity, person or Group acquires shares of Employer in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of Common Stock. As used herein, “Control Transaction” means (A) any tender offer for or acquisition of capital stock of Employer pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock; (B) any Corporate Change Merger of Employer; (C) any contested election of directors of Employer; or (D) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board of Directors of Employer. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, “Corporate Change” shall not include the Acquisition, the Offering or any public offering of equity of Employer pursuant to a registration that is effective under the Securities Act of 1933, as amended.

(f) “Competitor” means any person or entity that is engaged in the acquisition, exploration, development and production of oil and gas properties in competition with the activities of Employer or an Affiliate.

(g) “Confidential Information” means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; customer, vendor, and supplier information; geological and geophysical maps, data, interpretations, and analyses; project and prospect locations and leads; well logs, interpretations, and analyses; and production information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by Executive.

(h) “Employment Termination Date” means the effective date of termination of Executive’s employment as established under Paragraph 6(g).

(i) “Good Reason” means any of the following actions if taken without Executive’s prior written consent: (i) any material failure by Employer to comply with its obligations under Paragraph 5; (ii) any material failure by Employer to comply with its obligations under Paragraphs 12 or 20; (iii) any demotion of Executive as evidenced by a material reduction in Executive’s responsibilities, duties, compensation, or benefits; or (iv) any permanent relocation of Executive’s place of business to a location 50 miles or more from the then-current location. Neither a transfer of employment among Employer and any of its Affiliates nor a change in the co-employment relationship constitutes “Good Reason.”

(j) “Inability to Perform” means and shall be deemed to have occurred if Executive has been determined under Employer’s long-term disability plan to be eligible for long-term disability benefits. In the absence of Executive’s participation in, application for benefits under, or existence of such a plan, “Inability to Perform” means a finding by the Board in its sole judgment that Executive is, despite any reasonable accommodation required by law, unable to perform the essential functions of his position because of an illness or injury for (i) 60% or more of the normal working days during six consecutive calendar months or (ii) 40% or more of the normal working days during twelve consecutive calendar months.

(k) “Work Product” means all ideas, works of authorship, inventions, and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by Executive while employed by Employer and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of Employer and/or any of its Affiliates, or any other business or research or development effort in which Employer and/or any of its Affiliates engages during Executive’s employment. Work Product includes any material previously conceived, made, developed, or worked on during Executive’s employment with Calpine and any Affiliate.

2. Employment. Employer agrees to employ Executive (directly or through an Affiliate), and Executive agrees to be employed, for the period set forth in Paragraph 3. Executive will be employed in the position and with the duties and responsibilities set forth in Paragraph 4(a) and upon the other terms and conditions set out in this Agreement. Employer and Executive agree that such employment may be through a co-employment relationship with a professional employer organization.

3. Term. Executive’s employment shall commence on the Effective Date and shall be for an initial term of three consecutive Annual Periods (the “Employment Term”), unless sooner terminated as provided in this Agreement. Subject to earlier termination as provided in this Agreement, the Employment Term shall be automatically extended for an additional Annual Period unless either Executive or Employer gives written notice to the other six months or more prior to the end of the initial term or, if the Agreement has been automatically extended beyond the initial term, six months or more prior to the end of the additional Annual Period. In the event of such an automatic extension, each additional Annual Period shall be part of the “Employment Term.” Upon such timely written notice, Executive’s employment and this Agreement will end upon the expiration of the Employment Term. The ending of Executive’s employment as a result of the expiration of the Employment Term shall not constitute a termination of employment by either party under this Agreement.

4. Position and Duties.

(a) Executive shall be employed as President and Chief Executive Officer of Employer. In such capacity, Executive, subject to the ultimate control and direction of the Board, shall have and exercise direct charge of and general supervision over the business and affairs of Employer. In addition, Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Employer.

(b) During the Employment Term, Executive shall devote his full time, skill, and attention and his best efforts to the business and affairs of Employer to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.

(c) In connection with Executive’s employment under this Agreement, Executive shall be based in Houston, Texas, or at any other place where the principal executive offices of Employer may be located during the Employment Term. Executive also will engage in such travel as the performance of Executive’s duties in the business of Employer may require.

(d) All services that Executive may render to Employer or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

(e) Executive hereby acknowledges that he has read and is familiar with Employer’s policies regarding business ethics and conduct, and will comply with all such provisions, and any amendments thereto, during the Employment Term.

5. Compensation and Related Matters.

(a) Base Salary. During each Annual Period of the Employment Term, Employer shall pay to Executive for his services under this Agreement an annual base salary (“Base Salary”). The Base Salary on the Effective Date shall be $400,000. The Base Salary is subject to annual adjustments beginning in January 2006, at the discretion of the Board, but in no event shall Employer pay Executive a Base Salary less than that set forth above without the consent of Executive. The Base Salary shall be payable in installments in accordance with the general payroll practices of Employer, or as otherwise mutually agreed upon.

(b) Annual Incentives. During the Employment Term, Executive will participate in any incentive compensation plan (ICP) applicable to Executive’s position, as may be adopted by Employer from time to time and in accordance with the terms of such plan(s). Subject to approval of the ICP by the Board, Executive’s target award opportunity for the period commencing on the Effective Date and ending on December 31, 2005, will be based upon 100% of Executive’s Base Salary paid to Executive by Employer prorated for the number of months in such period as compared to a full year and shall be subject to such other terms, conditions and restrictions as may be established by the Board or the ICP committee. The provisions of this Paragraph 5(b) are subject to the approval of the ICP plan by the Board, and, if required by such Board, the shareholders of Employer.

(c) Long-Term Incentives. During the Employment Term, Executive will participate in Employer’s long-term incentive (LTI) plan applicable to Executive’s position, in accordance with the terms of such plan(s). The provisions of this Paragraph 5(c) and Paragraph 5(d) below are subject to the approval of the LTI plan by the Board and shareholders of Employer. Except as provided in Paragraph 5(d), Executive will participate in such LTI plan award opportunities as may be determined by the Board or the LTI committee, as applicable.

(d) Special Equity Grants. On the Effective Date, Executive will be granted the following awards pursuant to the terms of the LTI plan:

(i) A nonqualified stock option to purchase 100,000 shares of Employer’s common stock, which option will have a ten-year term and vest in accordance with the following schedule: (A) 25% of such shares (if a fractional number, then the next lower whole number) will vest and become purchasable on the Effective Date; (B) an additional 25% of such shares (if a fractional number, then the next lower whole number) will vest and become purchasable on the first anniversary of the Effective Date, provided Executive is in the continuous service of Employer or an Affiliate until such vesting date; (C) an additional 25% of such shares (if a fractional number, then the next lower whole number) will vest and become purchasable on the second anniversary of the Effective Date, provided Executive is in the continuous service of Employer or an Affiliate until such vesting date; and (D) the remaining shares will vest and become purchasable on the third anniversary of the Effective Date, provided Executive is in the continuous service of Employer or an Affiliate until such vesting date.

(ii) 20,000 shares of regular restricted common stock in Employer, which will vest as follows: (A) 25% of such shares (if a fractional number, then the next lower whole number) will vest on the first anniversary of the Effective Date, provided Executive is in the continuous service of Employer or an Affiliate until such vesting date; (B) an additional 25% of such shares (if a fractional number, then the next lower whole number) will vest on the second anniversary of the Effective Date, provided Executive is in the continuous service of Employer or an Affiliate until such vesting date; and (C) the remaining shares will vest on the third anniversary of the Effective Date, provided Executive is in the continuous service of Employer or an Affiliate until such vesting date.

(iii) 80,000 shares of bonus restricted common stock in Employer, which will vest in full on the later to occur of (A) the day following the effective date of the Employer’s initial registration statement under the Securities Act of 1933, as amended, with respect to the Employer’s common stock or (B) the day following the expiration of any lock up or other restrictive agreement entered into by Executive with any investment banking firm in connection with such initial registration, provided Executive is in the continuous service of Employer or an Affiliate until and on such vesting date.

The special equity grants provided for in this Paragraph 5(d) shall be subject to the terms of the LTI plan and such other terms, conditions and restrictions as may be established by the Board or the LTI plan committee.

(e) Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by Employer to its similarly situated employees, including without limitation Employer’s life insurance, long-term disability, and health plans. Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

(f) Expenses. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by Executive in performing his duties and responsibilities under this Agreement, consistent with Employer’s policies or practices for reimbursement of expenses incurred by other senior executives of Employer (“Business Expenses”).

(g) Vacations. During each Annual Period of the Employment Term, Executive shall be eligible for four weeks’ paid vacation, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of Employer. Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for Employer and Executive.

(h) Fringe Benefits. During the Employment Term, Executive shall be entitled to the perquisites and other fringe benefits that are made available by Employer to its senior executives generally and to such perquisites and fringe benefits that are made available by Employer to Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit.

(i) Bonus Forfeiture. In the event that Employer shall not have filed the shelf registration statement with respect to its initial public offering within 120 days after the Effective Date or such shelf registration statement has not been declared effective by the Securities and Exchange Commission within 210 days after the Effective Date, other than as a result of the Securities and Exchange Commission being unable to accept filings, then Executive shall forfeit one percent (1%) of any cash bonus earned by Executive as a result of performance with respect to Employer’s 2005 fiscal year, whether pursuant to this Agreement or a bonus plan or any other bonus arrangement maintained by Employer, for each business day the registration statement has not been filed or declared effective following the 120-day or 210-day period, as applicable; provided, however, that the maximum amount of cash bonus that shall be subject to forfeiture in accordance with this Section 5(i) is $380,000. Notwithstanding any provision of this Agreement or any bonus plan or policy of Employer, any cash bonus earned by Executive as a result of performance with respect to Employer’s 2005 fiscal year shall be paid to Executive on July 1, 2006.

6. Termination of Employment and Agreement.

(a) Death. Executive’s employment and this Agreement shall terminate automatically upon his death.

(b) Inability to Perform. Employer may terminate this Agreement or this Agreement and Executive’s employment for Inability to Perform.

(c) Termination by Employer for Cause. Employer may terminate Executive’s employment and this Agreement for Cause by providing Executive with a Notice of Termination as set out in Paragraph 6(f). Before terminating Executive’s employment and this Agreement for Cause, Employer must provide Executive with written notice of its intent to do so, which notice must specify the particular circumstances or events that Employer contends gives rise to the existence of Cause; provided, however, that if Employer intends to exercise its right to terminate Executive’s employment and this Agreement in whole or part under provisions (v) or (vi) of the definition of Cause, Employer must first provide Executive with a reasonable period of time to correct those circumstances or events Employer contends give rise to the existence of Cause under such provision(s) (the “Correction Period”), but only to the extent Employer determines that they may reasonably be corrected. A 30-day Correction Period shall be presumptively reasonable. Executive will be given the opportunity within 30 calendar days of his receipt of Employer’s written notice of its intent to terminate Executive’s employment and this Agreement for Cause to defend himself with respect the circumstances or events specified in such notice and in a manner and under such procedures as the Board may establish. Nothing in this Paragraph 6(c) precludes informal discussions between Executive and any member of the Board regarding such circumstances or events.

(d) Termination by Executive for Good Reason. Executive may terminate his employment and this Agreement for Good Reason. To exercise his right to terminate for Good Reason, Executive must provide written notice to

Employer of his belief that Good Reason exists, and that notice shall describe the circumstance(s) believed to constitute Good Reason. If such circumstance(s) may reasonably be corrected, Employer shall have 30 days to effect a correction. If not corrected within that 30-day period, Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking Executive’s right to terminate his employment for Good Reason must be given no later than 60 days after the date Good Reason first arose; otherwise, Executive is deemed to have accepted the circumstance(s), or the Employer’s correction of such circumstance(s), that may have given rise to the existence of Good Reason.

(e) Termination by Either Party Without Cause or Without Good Reason. Either Employer or Executive may terminate Executive’s employment and this Agreement without Cause or Good Reason upon at least 60 days’ prior written notice to the other party.

(f) Notice of Termination. Any termination of Executive’s employment or, pursuant to Paragraph 6(b), a termination of this Agreement alone, by Employer or by Executive (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Inability to Perform, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision invoked; and (iii) if the termination is by Executive under Paragraph 6(e), or by Employer for any reason, specify the Employment Termination Date or, pursuant to Paragraph 6(b), the date of termination of this Agreement. The failure by Employer or Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employer or Executive or preclude either of them from asserting such fact or circumstance in enforcing or defending their rights.

(g) Employment Termination Date. The Employment Termination Date, whether occurring before or after a Corporate Change, shall be as follows: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated by Employer because of his Inability to Perform or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if Executive’s employment is terminated by Executive for Good Reason, the date on which the Notice of Termination is given; or (iv) if the termination is under Paragraph 6(e), the date specified in the Notice of Termination, which date shall be no earlier than 60 days after the date such notice is given.

(h) Deemed Resignation. In the event of termination of Executive’s employment, Executive agrees that if at such time he is a member of the Board or is an officer of Employer or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date, unless the Board notifies Executive prior to the Employment Termination Date of the Board’s desire that Executive remain a member of the Board, in which case Executive shall not be deemed to have resigned his position as a member of the Board merely by virtue of the termination of his employment. Executive agrees to execute and deliver any documents evidencing his resignation from such positions that Employer may reasonably request.

7. Compensation Upon Termination of Employment or Expiration of Employment Term.

(a) Death. If Executive’s employment is terminated by reason of Executive’s death, Employer shall pay to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate) any unpaid portion of Executive’s Base Salary through the Employment Termination Date (the “Compensation Payment”), any earned but unused vacation (the “Vacation Payment”), and any unreimbursed Business Expenses, at the time and in the manner required by applicable law.

(b) Inability to Perform. If Executive’s employment and this Agreement is terminated by reason of Executive’s Inability to Perform, Employer shall pay to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses at the time and in the manner required by applicable law.

(c) Termination by Executive Without Good Reason. If Executive’s employment is terminated by Executive pursuant to and in compliance with Paragraph 6(e), Employer shall pay to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law.

(d) Termination for Cause. If Executive’s employment is terminated by Employer for Cause, Employer shall pay to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law.

(e) Termination Without Cause or With Good Reason; Expiration of Employment Term.

(i) If Executive’s employment is terminated by Employer for any reason other than death, Inability to Perform, or Cause, or is terminated by Executive for Good Reason, during the Employment Term, or if either Employer or Executive gives timely notice pursuant to Paragraph 3 and Executive’s employment and this Agreement therefore ends upon the expiration of the Employment Term, Employer shall pay to Executive the

Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law.

(ii) In addition, if Executive’s employment is terminated by Employer for any reason other than death, Inability to Perform, or Cause, or is terminated by Executive for Good Reason, during the Employment Term, or if Employer gives timely notice pursuant to Paragraph 3 and Executive’s employment and this Agreement therefore ends upon the expiration of the Employment Term, Employer shall pay or provide to Executive in lieu of any other severance or separation benefits, at the time and in the manner provided in Paragraph 7(e)(iii), the following if, within 45 days after the Employment Termination Date or the expiration of the Employment Term, as applicable, Executive has signed a general release agreement in a form acceptable to Employer and Executive does not revoke such release:

(A) Executive’s Base Salary for three years from the Employment Termination Date or the expiration of the Employment Term, as applicable;

(B) ICP awards at the target level for three years, based on the ICP awards for the performance period in effect on the Employment Termination Date or the expiration of the Employment Term, as applicable;

(C) Full and immediate vesting of all Employer stock options and restricted stock awards held by Executive as of the Employment Termination Date or the expiration of the Employment Term, as applicable;

(D) With respect to Employer stock options that are vested prior to the Employment Termination Date or the expiration of the Employment Term, as applicable, Executive will have twelve months after the Employment Termination Date or the expiration of the Employment Term, as applicable, to exercise such stock options.

Notwithstanding the foregoing, Employer’s obligation under this Paragraph 7(e)(ii) is limited as follows:

(X) If, in the reasonable judgment of Employer, Executive engages in any conduct that materially violates Paragraph 8 or engages in any of the Restricted Activities described in Paragraph 9, Employer’s obligation to make payments to Executive under this Paragraph 7(e)(ii), if any such obligation remains, shall end as of the date Employer so notifies Executive in writing; and

(Y) If Executive is arrested or indicted for any felony criminal offense or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with Employer or any of its Affiliates, or if Employer reasonably believes that Executive has committed any act or omission that would have entitled Employer to terminate his employment for Cause, whether such act or omission was committed during his employment with Employer or any of its Affiliates or thereafter, Employer may suspend any payments remaining under this Paragraph 7(e)(ii) until the final resolution of such criminal or civil proceedings or until such earlier date on which the Board has made a final determination as to whether Executive committed such an act or omission. If Executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to any such criminal or civil proceedings, or if the Board determines that Executive has committed such an act or omission, (1) Employer’s obligation to provide the payments set out in this Paragraph 7(e)(ii) shall immediately end, and (2) Executive shall repay to Employer any amounts paid to him pursuant to this Paragraph 7(e)(ii) within 30 days after a written request to do so by Employer. If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or the Board determines that Executive has not committed such an act or omission, Employer shall pay to Executive any payments that it has suspended, with interest on such suspended payments at its cost of funds, and shall make any remaining payments due under this Paragraph 7(e)(ii).

(iii) The payments provided for under Paragraph 7(e)(ii)(A) shall be paid at the time and in the manner such Base Salary would have been paid had there been no termination of employment, unless such payments may not be begun before the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of death of Executive) as provided in Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) in order to meet the requirements of Section 409A of the Code, as determined by Employer in its sole judgment, in which case the sum of the payments that otherwise would have been made during such six-month period shall be paid in a single lump-sum payment as soon as administratively practicable following the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of death of Executive) and any remaining payments provided for under Paragraph 7(e)(ii) shall be paid at the time and in the manner such Base Salary would have been paid had there been no termination of employment. The payments provided for under Paragraph 7(e)(ii)(B) shall be made in a single lump sum on the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of death of Executive) as provided in Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) in order to meet the requirements of Section 409A of the Code.

(f) Termination or Expiration of Employment Term Following Corporate Change.

(i) If, within the two-year period following a Corporate Change, Executive’s employment with Employer or an Affiliate or successor of Employer is terminated for any reason other than death, Inability to Perform, or Cause, is terminated by Executive for Good Reason, or if Employer or an Affiliate or successor of Employer gives timely notice pursuant to Paragraph 3 and Executive’s employment and this Agreement therefore ends upon the expiration of the Employment Term, Executive will be paid the Compensation Payment, the Vacation Payment and any unreimbursed Business Expenses, at the time and in the manner required by applicable law. In addition, if, within 45 days after the Employment Termination Date or the expiration of the Employment Term, as applicable, Executive has signed a general release agreement in a form acceptable to Employer and Executive does not revoke such release, in lieu of any other payments under Paragraph 7(e)(ii), (A) Executive shall be paid a lump-sum amount equivalent to (x) 3 times the sum of Executive’s then-current Base Salary, and (y) 3 times the target ICP award for the performance period in which the Corporate Change occurs, and (B) any unvested Employer stock options and restricted stock will be immediately vested and Executive will have twelve months following the Employment Termination Date or expiration of the

Employment Term, as applicable, to exercise the Employer stock options. The additional payments provided for in Paragraph 7(f)(i)(A) shall be paid as soon as administratively practicable following the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of death of Executive) as provided in Section 409A(a)(2) of the Code.

(ii) In the event that it is determined that any payment (other than the Gross-Up payment provided for in this Paragraph 7(f)(ii)) or distribution by Employer or any of its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G of the Code or any successor provision thereto (such tax being hereafter referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes, including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in this Paragraph 7(f)(ii) will be made at the expense of Employer by Employer’s regular independent accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations. Any determination by the Accounting Firm will be binding upon Employer and Executive. The Gross-Up Payment will be paid to Executive as soon as administratively practicable following the later of (i) the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of death of Executive) as provided in Section 409A(a)(2) of the Code, or (ii) the date Executive is required to pay the excise tax imposed by Section 4999 of the Code.

(g) Health Insurance. In addition, if Executive’s employment with Employer or an Affiliate or successor of Employer is terminated or ends under the circumstances set forth in Paragraph 7(f), Executive will receive, in addition to any other payments due under this Agreement, the following benefit: if, at the time of the Employment Termination Date or the expiration of the Employment Term, as applicable, Executive participates in one or more health plans offered or made available by Employer and Executive is eligible for and elects to receive continued coverage under such plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, Employer will reimburse Executive during the 3-year period following the Employment Termination Date or the expiration of the Employment Term, as applicable, for the difference between the total amount of the monthly COBRA premiums for the same coverage as in effect on the Employment Termination Date or the expiration of the Employment Term, as applicable, or, after Executive’s eligibility for COBRA expires, reasonable premiums for similar health insurance coverage, that are actually paid by Executive for such continued health plan benefits or replacement coverage and the total monthly amount of the same premiums charged to active senior executives of Employer for health insurance coverage. Provided, however, that Employer’s reimbursement obligation under this Paragraph 7(g) for the period after Executive’s eligibility for COBRA expires shall not exceed two times Employer’s cost for individual (employee only) coverage offered to its active senior executives during such period, and such reimbursement obligation shall terminate upon the earlier of (i) the expiration of the time period described above or (ii) the date Executive becomes eligible for health insurance coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan, which occurrence Executive shall promptly report to Employer.

(h) Exclusive Compensation and Benefits. The compensation and benefits described in this Paragraph 7, along with the associated terms for payment, constitute all of Employer’s obligations to Executive with respect to the termination of Executive’s employment with Employer and/or its Affiliates. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Executive may have under the applicable provisions of any benefit plan of Employer in which Executive is participating at the time of the termination of employment.

(i) Compliance with Code Section 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Employer in its sole judgment to be subject to Section 409A of the Code shall be paid in a manner that Employer in its sole judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations or other guidance, even if meeting such requirements would result in a delay in the time of payment of such compensation.

(j) Payment after Executive’s Death. In the event of Executive’s death after he becomes entitled to a payment or payments pursuant to this Paragraph 7, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Executive, to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate).

(k) Offset. The Executive agrees that Employer may set off against, and Executive authorizes Employer to deduct from, any payments due to the Executive, or to his heirs, legal representatives, or successors, as a result of the termination of the Executive’s employment any amounts which may be due and owing to Employer or any of its Affiliates by the Executive, whether arising under this Agreement or otherwise.

8. Confidential Information.

(a) Executive acknowledges and agrees that (i) Employer and its Affiliates are engaged in a highly competitive business; (ii) Employer and its Affiliates have expended considerable time and resources to develop goodwill with their customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) Employer must continue to prevent the dilution of its and its Affiliates’ goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) in the oil and gas acquisition, exploration, development and production business, his participation in or direction of Employer’s or its Affiliates’ day-to-day operations and strategic planning are an integral part of Employer’s continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to Employer and enhances Employer’s goodwill, and in carrying out his responsibilities he in turn will be relying on Employer’s goodwill and the disclosure by Employer to him of Confidential Information; (vi) he will have access to Confidential Information that could be used by any Competitor of Employer in a manner that would irreparably harm Employer’s competitive position in the marketplace and dilute its goodwill; and (vii) he necessarily would use or disclose Confidential Information if he were to engage in competition with Employer.

(b) Employer acknowledges and agrees that Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ goodwill and Confidential Information in order to properly carry out his responsibilities. Employer accordingly promises upon execution and delivery of this Agreement to provide Executive immediate access to Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information.

(c) Employer and Executive thus acknowledge and agree that during Executive’s employment with Employer and upon execution and delivery of this Agreement he (i) will receive and will continue to receive Confidential Information that is unique, proprietary, and valuable to Employer and/or its Affiliates; (ii) will create and will continue to create Confidential Information that is unique, proprietary, and valuable to Employer and/or its Affiliates; and (iii) will benefit and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Employer and its Affiliates have generated and from the Confidential Information.

(d) Accordingly, Executive acknowledges and agrees that at all times during his employment by Employer and/or any of its Affiliates and thereafter:

(i) all Confidential Information shall remain and be the sole and exclusive property of Employer and/or its Affiliates;

(ii) he will protect and safeguard all Confidential Information;

(iii) he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, Employer or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by Employer or compelled to do so by law or valid legal process;

(iv) if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify Employer in writing sufficiently in advance of any such disclosure to allow Employer the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(v) at the end of his employment with Employer for any reason or at the request of Employer at any time, he will return to Employer all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and

(vi) absent the promises and representations of Executive in this Paragraph 8 and in Paragraph 9, Employer would require him immediately to return any tangible Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

9. Nondisparagement and Nonsolicitation Obligations. In consideration of Employer’s promises to provide Executive with Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of Employer in this Agreement, Executive agrees that, while he is employed by Employer and/or any of its Affiliates and for a 2-year period following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):

(a) He will not directly or indirectly disparage Employer or its Affiliates, any products, services, or operations of Employer or its Affiliates, or any of the former, current, or future officers, directors, or employees of Employer or its Affiliates;

(b) He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for Employer or its Affiliates to leave that employment or cease performing those services; and

(c) He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Employer or any of its Affiliates to cease being a customer, supplier, or vendor of Employer or any of its Affiliates or to divert all or any part of such person’s or entity’s business from Employer or any of its Affiliates.

Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8; that Employer’s promises and undertakings set forth in Paragraph 8 and Executive’s position and responsibilities with Employer give rise to Employer’s interest in restricting Executive’s post-employment activities; that such restrictions are designed to enforce Executive’s promises and undertakings set forth in this Paragraph 9 and his common-law obligations and duties owed to Employer and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect Employer’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify Employer in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable; that the mutual promises and undertakings of Employer and Executive under Paragraphs 8 and 9 are not contingent on the duration of Executive’s employment with Employer; and that absent the promises and representations made by Executive in this Paragraph 9 and Paragraph 8, Employer would require him to return any Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

10. Intellectual Property.

(a) In consideration of Employer’s promises and undertakings in this Agreement, Executive agrees that all Work Product will be disclosed promptly by Executive to Employer, shall be the sole and exclusive property of Employer, and is hereby assigned to Employer, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of Employer; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, Executive acknowledges that all original works of authorship that are made by Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by Employer from the time of creation.

(b) Executive agrees to assign, transfer, and set over, and Executive does hereby assign, transfer, and set over to Employer, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that Employer is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. Executive agrees to (i) cooperate with Employer during and after his employment with Employer in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal, and deliver all documents tendered by Employer to evidence its ownership thereof throughout the world; and (iii) cooperate with Employer in obtaining, defending, and enforcing its rights therein.

(c) Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between Executive and any other person or entity. Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement. Executive will not in connection with his employment by Employer, use or disclose to Employer any confidential, trade secret, or other proprietary information of any previous employer or other person that Executive is not lawfully entitled to disclose.

11. Reformation. If the provisions of Paragraphs 8, 9, or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, Executive and Employer agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

12. Indemnification and Insurance. Employer shall indemnify Executive to the fullest extent permitted by the laws of the State of Delaware. In addition, Employer shall indemnify Executive in accordance with Employer’s certificate of incorporation and bylaws and pursuant to Employer’s standard indemnification agreement, and shall provide him with coverage under any directors’ and officers’ liability insurance policies, in each case on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time.

13. Assistance in Litigation. During the Employment Term and thereafter, Executive shall, upon reasonable notice, furnish such information and proper assistance to Employer or any of its Affiliates as may reasonably be required by Employer in connection with any litigation in which Employer or any of its Affiliates is, or may become, a party. Employer shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in rendering such assistance, but shall have no obligation to compensate Executive for his time in providing information and assistance in accordance with this Paragraph 13.

14. No Obligation to Pay. With regard to any payment due to Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Employer to fail to make such payment to Executive if (i) Employer is legally prohibited from making the payment; (ii) Employer would be legally obligated to recover the payment if it was made; or (iii) Executive would be legally obligated to repay the payment if it was made.

15. Withholding Taxes. Employer shall withhold from any payments to be made to Executive pursuant to this Agreement such amounts (including Social Security and Medicare contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

16. Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

(i) If to Employer, at:

Rosetta Resources Inc.

Attn: General Counsel

717 Texas

Suite 2800

Houston, Texas 77002

(ii) If to Executive, at Executive’s then-current home address on file with Employer.

17. Injunctive Relief. Executive acknowledges and agrees that Employer would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 8, 9, and 10 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Executive agrees that Employer shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by Executive, but shall be in addition to all other remedies available to Employer at law or equity.

18. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination of Executive’s employment with Employer, or otherwise.

19. Binding Effect; No Assignment by Executive; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations under this Agreement. Employer is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement to an Affiliate of Employer. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

20. Assumption by Successor. Employer shall ensure that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of the Employer or the oil and gas acquisition, exploration, development and production business of the Employer, either by operation of law or written agreement, assumes the obligations of this Agreement (the “Assumption Obligation”). If Employer fails to fulfill the Assumption Obligation, such failure shall be considered Good Reason; provided, however, that the compensation to which Executive would be entitled to upon a termination for Good Reason pursuant to Paragraph 7(e) shall be the sole remedy of Executive for any failure by Employer to fulfill the Assumption Obligation. As used in this Agreement, “Employer” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Employer or the oil and gas exploration, development and production business of the Employer that executes and delivers the agreement provided for in this Paragraph 20 or that otherwise becomes obligated under this Agreement by operation of law.

21. Legal Fees and Expenses. Employer will reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the preparation, review, and negotiation of this Agreement prior to its execution.

22. Governing Law; Venue. This Agreement and the employment of Executive shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws. The exclusive forum for any lawsuit arising from or related to Executive’s employment or this Agreement shall be a state or federal court in Harris County, Texas. This provision does not prevent Employer from removing to an appropriate federal court any action brought in state court. EXECUTIVE HEREBY CONSENTS TO, AND WAIVES ANY OBJECTIONS TO, REMOVAL TO FEDERAL COURT BY EMPLOYER OF ANY ACTION BROUGHT AGAINST IT BY EXECUTIVE.

23. JURY TRIAL WAIVER. IN THE EVENT THAT ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH EMPLOYER RESULTS IN A LAWSUIT, BOTH EMPLOYER AND EXECUTIVE MUTUALLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE FOR A JURY TO DECIDE THE ISSUES IN THE LAWSUIT, REGARDLESS OF THE PARTY OR PARTIES ASSERTING CLAIMS IN THE LAWSUIT OR THE NATURE OF SUCH CLAIMS. EMPLOYER AND EXECUTIVE IRREVOCABLY AGREE THAT ALL ISSUES IN SUCH A LAWSUIT SHALL BE DECIDED BY A JUDGE RATHER THAN A JURY.

24. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement.

25. Modification; Waiver. No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of Employer to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. Executive acknowledges and agrees that no breach by Employer of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

26. Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

27. Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

28. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has executed this Agreement, effective as of the date first set forth above.

EMPLOYER	EXECUTIVE

ROSETTA RESOURCES INC.	B. A. BERILGEN

By:
Printed Name:
Title:

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